TRUST AGREEMENT


This Trust Agreement is made and entered into as of this ___ day of January 2001, between CATALYST INVESTMENTS L.P (the "GENERAL PARTNER") of 3 Daniel Frisch St., Tel-Aviv, Israel and CATALYST FUND L.P., CATALYST FUND II, L.P., and CATALYST FUND III, L.P., whose address for purposes hereof is 3 Daniel Frisch St., Tel-Aviv, Israel (together, the "Partnerships comprising the CATALYST FUND").

                               W I T N E S S E T H

WHEREAS the General Partner serves as a general partner of all the three Partnerships comprising the Catalyst Fund; and

WHEREAS the Partnerships comprising the Catalyst Fund invest together from time to time, on a pro-rata basis, in certain portfolio companies, by way of purchase of securities; and

WHEREAS certain investments by the Partnerships comprising the Catalyst Fund have been effected, and may in the future be effected, prior to the final acceptance of all contribution commitments to the Fund, such that the pro-rata allocation of such investments among the Partnerships comprising the Fund cannot be finalized until such final acceptance is effected; and

WHEREAS the parties have agreed, and agree, that the General Partner will act as trustee (the "TRUSTEE") on behalf of the Partnerships comprising the Fund and will hold in trust for the Partnerships comprising the Catalyst Fund, all the securities already purchased by them in portfolio companies as well as those securities in portfolio companies that will be purchased by them in the future (collectively, the "TRUST SHARES");

NOW THEREFORE, it is hereby agreed as follows:

1. The Trustee will hold the Trust Shares pursuant to the terms set forth herein.

2. The Trust Shares have been, and/or will be (as appropriate), transferred to the Trustee without consideration, and in no event will the Trustee be required to pay any amount in consideration of the Trust Shares (including the par value thereof).

3. The Trustee shall hold the Trust Shares in trust for the benefit of the Partnerships comprising the Catalyst Fund, until the Partnerships comprising the Catalyst Fund will jointly instruct the Trustee to transfer the Trust Shares. Any such instruction will be given in a manner which is consistent with the partnership agreements of the Partnerships comprising the Catalyst Fund, and, unless otherwise jointly agreed by the Partnerships comprising the Catalyst Fund, will reflect the pro-rata interests of the partners in the Partnerships comprising the Catalyst Funds.

4. The Trustee will vote the Trust Shares according to the joint instructions given by the Partnerships comprising the Catalyst Fund. In any event that the Trustee shall not receive such instructions, it will vote the Trust Shares in accordance with its discretion.


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5. This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise then by written instrument executed by all parties hereto.

6. All notices and requests required or authorized hereunder, shall, expect where specifically provided otherwise, be given either in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail, addressed to the party intended and it's address set forth in the caption above or by facsimile. The date of delivery or facsimile in the case of personal delivery or the date which is five days after the date on which it is deposited in the mail in the case of notice by mail, shall be deemed to be the date of such notice. Any party may change its address for purposes hereof by notifying the other parties of such change in writing.

7. It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole exclusive place of jurisdiction in any matter arising out of or connected with this Agreement shall be the Tel Aviv Courts.

8. The parties acknowledge that the Trustee currently serves as the general partner of each of the Partnerships comprising the Catalyst Fund, and, as such, the Trustee manages, and acts on behalf of, all of the Partnerships comprising the Catalyst Fund.


IN WITNESS WHEREOF, the parties have executed this Agreement.

CATALYST INVESTMENTS L.P
By its General Partner, Catalyst Venture Capital Ltd.

By: /s/ Edouard Cukierman
    /s/ Boaz Harel
    -----------------------------


CATALYST FUND L.P.
by its General Partner Catalyst Investments L.P., by its General Partner, Catalyst Venture Capital Ltd.

By: /s/ Edouard Cukierman
    /s/ Boaz Harel
    -----------------------------


CATALYST FUND II, L.P.
by its General Partner Catalyst Investments L.P., by its General Partner, Catalyst Venture Capital Ltd.

By: /s/ Edouard Cukierman
    /s/ Boaz Harel
    -----------------------------


CATALYST FUND III, L.P.
by its General Partner Catalyst Investments L.P., by its General Partner, Catalyst Venture Capital Ltd.

By: /s/ Edouard Cukierman
    /s/ Boaz Harel
    -----------------------------